Exhibit 99.1

Item 6. Selected Financial Data.

The following table sets forth the selected consolidated statement of operations data for each of the periods indicated, all of which are derived from our audited consolidated financial statements and related notes. The selected financial data for each of the three years in the period ended December 31, 2009 should be read together with our consolidated financial statements and related notes appearing elsewhere herein and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below, where this data is discussed in more detail.

	As of and for the Year Ended
	December 31,
	2009	2008	2007	2006	2005
	(Amounts in Thousands, Except Per Share Data)
OPERATING DATA (Note a)
Rental revenues	$38,454	$35,450	$32,894	$28,064	$21,954
Equity in earnings (loss) of unconsolidated joint ventures (Note b)	559	622	648	(3,276)	2,102
Gain on dispositions of real estate of unconsolidated joint ventures	-	297	583	26,908	-
Net gain on sale of unimproved land, air rights and other gains	-	1,830	-	413	10,248
Income from continuing operations	12,054	9,633	7,443	29,157	16,552
Income (loss) from discontinued operations	7,587	(4,741)	3,147	7,268	4,728
Net income	19,641	4,892	10,590	36,425	21,280
Weighted average number of common shares outstanding:
Basic	10,651	10,183	10,069	9,931	9,838
Diluted	10,812	10,183	10,069	9,934	9,843
Net income per common share – basic
Income from continuing operations	$1.13	$.95	$.74	$2.94	$1.68
Income (loss) from discontinued operations	.71	(.47)	.31	.73	.48
Net income	$1.84	$.48	$1.05	$3.67	$2.16
Net income per common share – diluted
Income from continuing operations	$1.12	$.95	$.74	$2.94	$1.68
Income (loss) from discontinued operations	.70	(.47)	.31	.73	.48
Net income	$1.82	$.48	$1.05	$3.67	$2.16
Cash distributions per share of common stock (Note c)	$.08	$1.30	$2.11	$1.35	$1.32
Stock distributions per share of common stock	$.80	-	-	-	-

BALANCE SHEET DATA
Real estate investments, net	$341,885	$349,206	$298,697	$305,573	$198,850
Properties held for sale	3,808	38,250	45,345	46,268	59,272
Investment in unconsolidated joint ventures	5,839	5,857	6,570	7,014	27,335
Cash and cash equivalents	28,036	10,947	25,737	34,013	26,749
Available-for-sale securities	6,762	297	1,024	1,372	163
Total assets	408,686	429,105	406,634	422,037	330,583
Mortgages and loan payable	190,518	225,514	222,035	227,923	167,472
Line of credit	27,000	27,000	-	-	-
Total liabilities	228,558	265,130	235,395	241,912	175,064
Total stockholders' equity	180,128	163,975	171,239	180,125	155,519

	As of and for the Year Ended
	December 31,
	2009	2008	2007	2006	2005
	(Amounts in Thousands, Except Per Share Data)
OTHER DATA (Note d)
Funds from operations	$23,272	$13,952	$18,645	$13,707	$26,658
Funds from operations per common share:
Basic	$2.19	$1.37	$1.85	$1.38	$2.71
Diluted	$2.15	$1.37	$1.85	$1.38	$2.71
Adjusted funds from operations	$22,064	$12,458	$16,621	$11,594	$25,093
Adjusted funds from operations per common share:
Basic	$2.07	$1.22	$1.65	$1.17	$2.55
Diluted	$2.04	$1.22	$1.65	$1.17	$2.55

Note a:  Certain amounts reported in prior periods have been reclassified to conform to the current year’s presentation, primarily the restatement of prior periods for discontinued operations.

Note b:  For the year ended December 31, 2006, “Equity in earnings (loss) of unconsolidated joint ventures” is after giving effect to $5.3 million, our share of the mortgage prepayment premium expense incurred in connection with dispositions of real estate of unconsolidated joint ventures.  This expense is reflected as interest expense on the books of the joint ventures and is not netted against the $26.9 million gain on dispositions.

Note c:  2007 includes a special cash distribution of $.67 per share.

Note d:  We consider funds from operations (FFO) and adjusted funds from operations (AFFO) to be relevant and meaningful supplemental measures of the operating performance of an equity REIT, and they should not be deemed to be a measure of liquidity.  FFO and AFFO do not represent cash generated from operations as defined by generally accepted accounting principles (GAAP) and is not indicative of cash available to fund all cash needs, including distributions.  They should not be considered as an alternative to net income for the purpose of evaluating our performance or to cash flows as a measure of liquidity.

We compute FFO in accordance with the “White Paper on Funds From Operations” issued in April 2002 by the National Association of Real Estate Investment Trusts (NAREIT).  FFO is defined in the White Paper as “net income (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” In computing FFO, we do not add back to net income the amortization of costs in connection with our financing activities or depreciation of non-real estate assets.  Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one REIT to another. We compute AFFO by deducting from FFO our straightline rent accruals and amortization of lease intangibles (including our share of our unconsolidated joint ventures).

We believe that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results.  FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time.  In fact, real estate values have historically risen and fallen with market conditions.  As a result, we believe that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income.  We also consider FFO and AFFO to be useful to us in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP.  FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO and AFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders.  FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP.

Management recognizes that there are limitations in the use of FFO and AFFO.  In evaluating the performance of our company, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.  Management also reviews the reconciliation of net income to FFO and AFFO.

The table below provides a reconciliation of net income in accordance with GAAP to FFO and AFFO, as calculated under the current NAREIT definition of FFO, for each of the years in the five year period ended December 31, 2009 (amounts in thousands):

	2009	2008	2007	2006	2005
Net income (Note 1)	$19,641	$4,892	$10,590	$36,425	$21,280
Add: depreciation of properties	9,001	8,971	8,248	7,091	5,905
Add: our share of depreciation in unconsolidated joint ventures	323	322	329	716	1,277
Add: amortization of deferred leasing costs	64	64	61	43	101
Deduct: gain on sales of real estate	(5,757)	-	-	(3,660)	(1,905)
Deduct: gain on dispositions of real estate of unconsolidated joint ventures	-	(297)	(583)	(26,908)	-
Funds from operations (Note 1)	23,272	13,952	18,645	13,707	26,658
Deduct: straight line rent accruals and amortization of lease intangibles	(1,151)	(1,394)	(1,924)	(1,950)	(1,282)
Deduct: our share of straight line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(57)	(100)	(100)	(163)	(283)
Adjusted funds from operations (Note 1)	$22,064	$12,458	$16,621	$11,594	$25,093

Note 1:  For the year ended December 31, 2008, net income, FFO and AFFO are after $6 million of impairment charges.  For the year ended December 31, 2006, net income, FFO and AFFO are after giving effect to $5.3 million, our share of the mortgage prepayment premium expense incurred in connection with the dispositions of real estate of unconsolidated joint ventures.  This expense is reflected as interest expense on the books of the joint ventures and not netted against gain on dispositions. For the year ended December 31, 2005, net income, FFO and AFFO include $10.2 million from the gain on sale of air rights.

The table below provides a reconciliation of net income per common share (on a diluted basis) in accordance with GAAP to FFO and AFFO.

	2009	2008	2007	2006	2005
Net income (Note 2)	$1.82	$.48	$1.05	$3.67	$2.16
Add: depreciation of properties	.83	.88	.82	.71	.60
Add: our share of depreciation in unconsolidated joint ventures	.03	.03	.03	.07	.13
Add: amortization of deferred leasing costs	-	.01	.01	.01	.01
Deduct: gain on sales of real estate	(.53)	-	-	(.37)	(.19)
Deduct: gain on dispositions of real estate of unconsolidated joint ventures	-	(.03)	(.06)	(2.71)	-
Funds from operations (Note 2)	2.15	1.37	1.85	1.38	2.71
Deduct: straight line rent accruals and amortization of lease intangibles	(.11)	(.14)	(.19)	(.20)	(.13)
Deduct: our share of straight line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	-	(.01)	(.01)	(.01)	(.03)
Adjusted funds from operations (Note 2)	$2.04	$1.22	$1.65	$1.17	$2.55

Note 2:  For the year ended December 31, 2008, net income, FFO and AFFO is after $.59 of impairment charges.  For the year ended December 31, 2006, net income, FFO and AFFO is after $.53, our share of the mortgage prepayment premium expense.  For the year ended December 31, 2005, net income, FFO and AFFO include $1.04 from the gain on sale of air rights.  See Note 1 above.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Comparison of Years Ended December 31, 2009 and December 31, 2008

Rental Revenues

Rental income. Rental income increased by $3 million, or 8.5%, to $38.5 million for the year ended December 31, 2009, from $35.5 million for the year ended December 31, 2008.  The increase in rental revenues is primarily due to rental revenues of $3.4 million earned during the year ended December 31, 2009 on twelve properties acquired by us during 2008.  The increase in rental income was offset by a decrease in rent payments from two tenants adversely affected by the recession and by a lease termination in June 2009, for which we received the lease termination fee referred to below.

Lease termination fee. The lease termination fee income received in 2009 resulted from a $1,905,000 lease termination payment from a retail tenant that had been paying its rent on a current basis, but had vacated the property in March 2009, offset by the write off of the entire balance of the unbilled rent receivable and intangible lease asset related to this property, aggregating $121,000.  There was no comparable fee income in 2008.  This property was released effective November 9, 2009.

Operating Expenses

Depreciation and amortization expense. Depreciation and amortization expense increased by $688,000, or 8.9%, to $8.4 million for the year ended December 31, 2009, from $7.7 million for the year ended December 31, 2008.  The increase was primarily due to depreciation and amortization increases of $660,000 on twelve properties acquired during 2008, as well as from an increase in depreciation expense of building improvements.

Real estate expenses. Real estate expenses increased by $312,000, or 88.1%, to $666,000 for the year ended December 31, 2009, from $354,000 for the year ended December 31, 2008, resulting primarily from real estate taxes and utilities related to our vacant property.  In addition, the year ended December 31, 2009 includes real estate taxes for another property which became subject to a lease with a new tenant under which we are responsible for the real estate taxes, and an increase in repairs, maintenance and other operating expenses at several properties.

Other Income and Expenses

Gain on dispositions of real estate of unconsolidated joint ventures. In the year ended December 31, 2008, we recognized a net gain of $297,000 on the sale by a joint venture of a vacant property.  There was no comparable gain in the year ended December 31, 2009.

Interest and other income. Interest and other income decreased by $175,000, or 32.8%, to $358,000 for the year ended December 31, 2009, from $533,000 for the year ended December 31, 2008.  The decrease resulted primarily because we had less cash available for investment as we applied available cash to purchase nine properties in September 2008.  In addition, interest rates earned on short-term cash equivalents declined significantly.  Offsetting the decrease in interest income was $110,000 of consulting fee income and $37,000 received for granting an easement at one of our properties, both recorded in 2009.

Interest expense. Interest expense decreased by $225,000, or 1.7%, to $13.4 million for the year ended December 31, 2009, from $13.6 million for the year ended December 31, 2008. This decrease resulted from the payoff in full of two mortgage loans during the year, as well as from the monthly principal amortization of other mortgages.  These decreases were offset by interest expense on fixed rate mortgages placed on three properties between September 2008 and March 2009.  In addition, at the end of September 2008, we borrowed $34 million under our line of credit which was applied to the purchase of eight properties, of which $7 million was repaid in November 2008 with a portion of the proceeds from a mortgage financing of one of our properties.  Accordingly, interest expense relating to our line of credit increased by $297,000 during the year ended December 31, 2009.

Amortization of deferred financing costs.  Amortization of deferred financing costs increased by $146,000, or 25.3%, to $724,000 for the year ended December 31, 2009, from $578,000 for the year ended December 31, 2008.  The increase results primarily from accelerated amortization of deferred financing costs of $118,000 relating to a mortgage loan that was refinanced during 2009 and from $37,000 relating to a mortgage loan that was repaid in full during 2009.

Income from settlement with former president.  In November 2009, civil litigations commenced by us as plaintiff, against our former president and chief executive officer, arising out of his inappropriate financial dealings, were settled, and we received $900,000 in cash and 5,641 shares of our common stock valued at $51,000 (based on the November 23, 2009 closing price).  We were also assigned an interest in a real estate consulting venture, the value of which was fully reserved against.

Gain on sale of excess unimproved land.  During the year ended December 31, 2008, we sold five acres of excess unimproved land that we acquired as part of the purchase of a flex building in 2000 and recognized a gain of $1.8 million.  There was no such gain in the year ended December 31, 2009.

Discontinued Operations

Income from discontinued operations increased by $12.3 million, or 260%, to $7.6 million for the year ended December 31, 2009 from a loss of $4.7 million for the year ended December 31, 2008 and includes the operations of ten of our properties, five of which were conveyed to the mortgagee, three of which were sold during the year ended December 31, 2009 and two of which were sold subsequent to 2009.

In July 2009, non-recourse mortgages, secured and cross collateralized by five of our properties that had formerly been leased to Circuit City Stores Inc., had an outstanding balance of $8,706,000.  Circuit City Stores, Inc. filed for protection under the federal bankruptcy laws in November 2008 and rejected leases for two of our properties in December 2008 and rejected leases for the remaining three properties in March 2009. No payments were made on these mortgages from December 1, 2008 and a letter of default was received on March 16, 2009. In July 2009, these properties were conveyed to the mortgagee by deeds-in-lieu of foreclosure and we and our five wholly-owned subsidiaries which owned the Circuit City properties were released from all obligations, including principal, interest and real estate taxes due. We had accrued mortgage interest expense totaling $297,000 for the period December 2008 through July 7, 2009 and accrued real estate tax expense totaling $246,000 on these five properties. The carrying value of the portfolio of the properties transferred of $8,075,000, net of the $5,231,000 of impairment charges taken at December 31, 2008, approximated their fair value at the time of transfer. During the year ended December 31, 2009, we recognized an $897,000 gain based on the excess of the carrying amount of the payables (mortgage, real estate taxes and mortgage interest) over the fair value of the portfolio of properties transferred. The gain also reflects the write off of deferred costs and escrows relating to these mortgages totaling $277,000.

In addition to the $5,231,000 impairment charge taken during the year ended December 31, 2008 against the Circuit City properties discussed above, an impairment charge of $752,000 was taken against another property in 2008, where a retail tenant that had been paying its rent on a current basis had vacated the property in 2006. In March 2009, we sold this property and recorded an impairment charge of $229,000 to recognize the loss.

In October 2009, in unrelated transactions, we sold two properties and recognized gains for accounting purposes totaling $5,757,000.  There were no comparable gains in the year ended December 31, 2008.

Comparison of Years Ended December 31, 2008 and December 31, 2007

Rental Revenues

Rental revenues. Rental revenues increased by $2.6 million, or 7.8%, to $35.5 million for the year ended December 31, 2008, from $32.9 million for the year ended December 31, 2007.  The increase in rental revenues is substantially due to rental revenues of $1.7 million earned during the year ended December 31, 2008 on twelve properties acquired by us during 2008.  The increase in 2008 rental income as compared to 2007 also resulted from a $253,000 write off of the intangible lease liability related to a property where we directly assumed in December 2008 the sublease for a property leased by us to Circuit City and subleased by Circuit City to a furniture retailer.  Additionally, in 2008 and 2007, we wrote off the entire balance of unbilled rent receivable relating to several properties.

Operating Expenses

Depreciation and amortization expense. Depreciation and amortization expense increased by $403,000, or 5.5%, to $7.7 million for the year ended December 31, 2008, from $7.3 million for the year ended December 31, 2007.  The increase was primarily due to depreciation and amortization of $370,000 on twelve properties acquired between January and September 2008.

General and administrative expenses. General and administrative expenses decreased by $13,000, or .2%, to $6.508 million for the year ended December 31, 2008, from $6.521 million for the year ended December 31, 2007.  The decrease is due to a number of factors, including: (a) a $100,000 decrease paid under the Compensation and Services Agreement; (b) a $91,000 decrease in Federal excise tax expense; and (c) a $64,000 decrease in state tax expense.  These decreases were offset by several factors, including: (i) a $133,000 increase in payroll and payroll related expenses for full-time employees;and (ii) a $105,000 increase in professional fees incurred in connection with civil litigations commenced by us as plaintiff, arising out of the activities of our former president and chief executive officer.

Real estate expenses. Real estate expenses increased by $165,000, or 87.3%, to $354,000 for the year ended December 31, 2008, from $189,000 for the year ended December 31, 2007, resulting primarily from real estate taxes for three of our properties, including one vacant property and a property which became subject to a lease with a new tenant under which we are responsible for the real estate taxes.

Other Income and Expenses

Gain on dispositions of real estate of unconsolidated joint ventures. In the years ended December 31, 2008 and 2007, two of our joint ventures each sold a vacant property and we recognized gains on sale of $297,000 and $583,000, respectively.

Interest and other income. Interest and other income decreased by $1.2 million, or 70%, to $533,000 for the year ended December 31, 2008, from $1.8 million for the year ended December 31, 2007.  Due to the credit crisis, interest rates steadily declined over the past several quarters resulting in a decrease in the income we earn on our investment in short-term cash equivalents.  In addition, we had less cash available for investment after we paid a special distribution of $6.7 million to our stockholders in October 2007 and purchased nine properties in September 2008.  Also contributing to the decrease in interest and other income was the inclusion of a $118,000 gain on the sale of available-for-sale securities in the year ended December 31, 2007.  We did not have a similar sale of securities in 2008.

Interest expense. Interest expense increased by $100,000, or .7%, to $13.6 million for the year ended December 31, 2008, from $13.5 million for the year ended December 31, 2007. At the end of September 2008, we borrowed $34 million under our credit facility which was applied to the purchase of eight Office Depot properties, of which $7 million was repaid in November 2008 with a portion of the proceeds from a mortgage financing of one of our properties.  Accordingly, interest expense relating to our credit facility increased by $360,000 during the year ended December 31, 2008.  The increase was also due to interest expense on fixed rate mortgages placed on three properties between August 2007 and September 2008, and the assumption of two fixed rate mortgages in connection with the purchase of two properties in January and February 2008.  These increases were offset from the payoff in full of two mortgage loans, as well as from the monthly principal amortization of other mortgages.

Gain on sale of excess unimproved land.  During the year ended December 31, 2008, we sold five acres of excess land that we acquired as part of the purchase of a flex building in 2000 and recognized a gain of $1.8 million.  There was no such gain in the year ended December 31, 2007.

Discontinued Operations

Income from discontinued operations decreased by $7.9 million, or 251%, to a loss of $4.7 million for the year ended December 31, 2008 from income of $3.1 million for the year ended December 31, 2007 and includes the operations of ten of our properties, five of which were conveyed to the mortgagee (Circuit City properties) during the year ended December 31, 2009, three of which were sold during the year ended December 31, 2009 and two of which were sold subsequent to 2009.  The decrease in discontinued operations results substantially from $6 million of impairment charges we recorded during the year ended December 31, 2008 relating to four of these properties.  An impairment charge of $5.2 million was recorded relating to three of our Circuit City properties and $752,000 was related to a retail furniture property. Circuit City rejected leases for two of the properties in December 2008 and rejected the lease for the third property in March 2009.Our analysis determined that the other two properties leased to Circuit City which were rejected in March 2009, did not require an impairment charge.  Although the retail furniture property has been vacant, the tenant is current in its rent payments. There was no impairment charge recorded in the year ended December 31, 2007.

Liquidity and Capital Resources

Our capital sources include income from our operating activities, cash and cash equivalents, available-for-sale securities, borrowings under a revolving credit facility, refinancing existing mortgage loans and obtaining mortgage loans secured by our unencumbered properties.  Our available liquidity at December 31, 2009 was approximately $34.8 million, including $28 million of cash and cash equivalents and $6.8 million of marketable securities.  Our available liquidity as of March 8, 2010 (giving effect to the acquisition by us of a community shopping center on February 24, 2010) was approximately $30 million, including cash and available-for-sale securities.

Liquidity and Financing

We expect to meet all of our capital needs with cash flow generated by our operating activities, primarily, rental income.  To the extent that cash provided by our operations is not adequate to cover all of our capital needs (which we do not anticipate), we will be required to use our available cash and cash equivalents and/or sell our marketable securities to pay our capital needs.

Mortgage loans aggregating $18.6 million in principal amount mature in 2010, of which a $2.4 million mortgage loan was repaid in January 2010, a $4.5 million mortgage loan matured on March 1, 2010 and a $9 million mortgage loan is due on April 1, 2010.  Additionally, one mortgage loan, with an outstanding principal amount of $1.7 million, has been, since October, 2009, callable on ninety days notice by the mortgagee.  We are seeking to refinance or extend the mortgage loans which have or will become due in 2010,as well as the mortgage loan due upon demand, and we intend to repay the amount not refinanced or extended from our existing cash position, including our marketable securities.  In addition, at December 31, 2009, we owned unencumbered income producing real estate with an aggregate carrying value, before accumulated depreciation, of $74.3 million, which we may seek to finance if we determine we need additional liquidity.

We continually seek to refinance existing mortgage loans on terms we deem acceptable, in order to generate additional liquidity.  Additionally, in the normal course of our business, we sell properties when we determine that it is in our best interests, which also generates additional liquidity. Further, since each of our encumbered properties is subject to a non-recourse mortgage (with standard carve outs), if our in-house evaluation of the market value of such property is substantially less than the principal balance outstanding on the mortgage loan, we may determine to convey such property to the mortgagee in order to terminate our mortgage obligations, including payment of interest, principal and real estate taxes, with respect to such property.

Our credit facility expires on March 31, 2010.  Currently, there is $27million outstanding under our credit facility.  We have negotiated a modification and extension of our credit facility with our lending syndicate and have reached an understanding on all material terms, including among other items, a two year extension.  For a discussion of all of the material terms of the proposed modification and extension of the credit facility, see "Credit Facility" below. We are confident the modification and extension of the credit facility will be consummated, and that our lending syndicate will continue our current credit facility until the modification and extension is consummated. In the event that we do not consummate the modification and extension, our lending syndicate may demand prompt re-payment of the $27 million outstanding under the credit facility.  If that occurs and we are unable to fully repay the $27 million outstanding as we have been unable to(i) obtain a new credit facility, (ii) secure adequate funds by refinancing existing mortgages and/or mortgaging unencumbered properties, or(iii) unable to raise funds by other means (whether by equity or debt offerings or securing short term financing, etc.), we will be required to sell certain of our properties at prices we may deem inadequate in order to secure funds to repay all amounts outstanding under our credit facility.

Typically, we utilize funds from a credit facility to acquire a property and, thereafter secure long term, fixed rate mortgage debt on such property. We apply the proceeds from the mortgage loan to repay borrowings under the credit facility, thus providing us with the ability to re-borrow under the credit facility for the acquisition of additional properties. As a result, in order to grow our business, it is important to have a credit facility in place in order for us to pursue an active acquisition program.  If we are unable to consummate the modification and extension of our credit facility or obtain a new credit facility, then unless we can raise additional equity or long term debt, of which there is no assurance, we will be significantly constrained in our ability to acquire properties.  In addition, in the current credit environment, borrowers are limited in their ability to obtain mortgage financing.  If we continue to be limited in obtaining mortgage financing (either for acquisitions or with respect to our properties), it will also adversely affect our ability to acquire additional properties. Accordingly, our long term liquidity is dependent (i) upon our ability to document the modification and extension of our credit facility or obtain a new credit facility,(ii) the increased availability of long term, institutional mortgage financing, or (iii) our ability to raise additional equity or long term debt.

Credit Facility

We are a party to a credit agreement, as amended, with VNB New York Corp., Bank Leumi, USA, Manufacturers and Traders Trust Company and Israel Discount Bank of New York, which provides for a $62.5 million revolving credit facility.  The credit facility is available to pay off existing mortgages, to fund the acquisition of additional properties or to invest in joint ventures.  The facility matures on March 31, 2010.  Borrowings under the facility bear interest at the lower of LIBOR plus 2.15% or the bank’s prime rate and there is an unused facility fee of ¼% per annum.  Net proceeds received from the sale or refinancing of properties are required to be used to repay amounts outstanding under the facility if proceeds from the facility were used to purchase or refinance the property.  The facility is guaranteed by our subsidiaries that own unencumbered properties and is secured by the outstanding stock of subsidiary entities.  As of December 31, 2009 and March 10, 2010, there was $27 million outstanding under the facility.

We have negotiated a modification and extension of our credit facility with our lending syndicate and have agreed on all of the material terms. The proposed modification and extension will reduce the availability under the facility from $62.5 million to $40 million, extend the expiration date from March 31, 2010 to March 31, 2012, increase the interest rate from the lower of LIBOR plus 2.15% or the banks prime rate to 90 day LIBOR plus 3%, with a minimum interest rate of 6% per annum. Until we have executed the modification and extension, our lending syndicate has advised us that our current credit facility will remain in place, but we will not be permitted to draw down any additional funds under our credit facility. Although, we are confident that the modification and extension will be documented substantially in accordance with the agreed upon terms, there can be no assurance that it will be consummated. In the event, that the modification and extension is not consummated, we expect to have sufficient liquidity available to us to fully repay the $27 million outstanding under our credit facility. As a result, we will be required to seek liquidity from other sources, including refinancing mortgages, financing unencumbered properties, selling assets, raising equity or obtaining short or long term debt.

Contractual Obligations

The following sets forth our contractual cash obligations as of December 31, 2009, which relate to interest and amortization payments and balances due at maturity under outstanding mortgages secured by our properties for the periods indicated. It also includes the amount due at maturity under our credit facility and does not include the $17.7 million mortgage we assumed in connection with the purchase of a community shopping center we acquired on February 24, 2010 (amounts in thousands):

	Payment due by period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Mortgages payable – interest and amortization	$92,011	$16,220	$32,158	$29,871	$13,762
Mortgages payable – balances due at maturity	154,335	18,591	35,287	11,040	89,417
Credit facility	27,000	27,000	-	-	-
Total	$273,346	$61,811	$67,445	$40,911	$103,179

As of December 31, 2009, we had outstanding approximately $190.5 million in mortgage indebtedness (excluding mortgage indebtedness of our unconsolidated joint ventures), all of which is non-recourse (subject to standard carve-outs).  We expect that debt service payments of approximately $48.4 million due in the next three years will be paid primarily from cash generated from our operations.  We anticipate that loan maturities of approximately $80.9 million, including $27 million due under our credit facility, due in the next three years will be paid primarily from cash and cash equivalents and mortgage financings and refinancings.  If we are not successful in refinancing our existing indebtedness or financing our unencumbered properties, our cash flow, funds available under our credit facility and available cash, if any, may not be sufficient to repay all maturing debt when payments become due, and we may be forced to sell additional equity, obtain long or short term debt, or dispose of properties on disadvantageous terms.

In addition, we, as ground lessee, are obligated to pay rent under a ground lease for a property owned in fee by an unrelated third party.  The annual fixed leasehold rent expense is as follows (amounts in thousands):

Total	2010	2011	2012	2013	2014	More than 5 years
$3,487	$297	$297	$297	$297	$328	$1,971

We had no outstanding contingent commitments, such as guarantees of indebtedness, or any other contractual cash obligations at December 31, 2009.

Cash Distribution Policy

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended.  To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute currently at least 90% of our ordinary taxable income to our stockholders (pursuant to  Internal Revenue Procedures).  It is our current intention to comply with these requirements and maintain our REIT status.  As a REIT, we generally will not be subject to corporate federal, state or local income taxes on taxable income we distribute currently (in accordance with the Internal Revenue Code and applicable regulations) to our stockholders.  If we fail to qualify as a REIT in any taxable year, we will be subject to federal, state and local income taxes at regular corporate rates and may not be able to qualify as a REIT for four subsequent tax years.  Even if we qualify for federal taxation as a REIT, we may be subject to certain state and local taxes on our income and to federal income taxes on our undistributed taxable income (i.e., taxable income not distributed in the amounts and in the time frames prescribed by the Internal Revenue Code and applicable regulations there under) and are subject to federal excise taxes on our undistributed taxable income.

It is our intention to pay to our stockholders within the time periods prescribed by the Internal Revenue Code no less than 90%, and, if possible, 100% of our annual taxable income, including taxable gains from the sale of real estate and recognized gains on the sale of securities.  It will continue to be our policy to make sufficient distributions to stockholders in order for us to maintain our REIT status under the Internal Revenue Code.

In 2008, our board determined that, in view of the economic environment, we should conserve our capital. As a result, all of our dividends declared in 2009 consisted of 90% stock and 10% cash, pursuant to Revenue Procedures issued by the Internal Revenue Service.  On March 9, 2010, our board of directors declared a quarterly dividend of $.30 per share payable in cash on April 6, 2010 to record holders on March 26, 2010.  Our board of directors reviews the dividend policy at each regularly scheduled quarterly board meeting to determine if any changes to our dividend should be made and whether the distribution should consist of all cash or a combination of cash and stock.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies

Our significant accounting policies are more fully described in Note 2 to our Consolidated Financial Statements, provided in this annual report on Form 10-K.  Certain of our accounting policies are particularly important to an understanding of our financial position and results of operations and require the application of significant judgment by our management; as a result they are subject to a degree of uncertainty. These critical accounting policies include the following, discussed below.

Purchase Accounting for Acquisition of Real Estate

The fair value of real estate acquired is allocated to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and other value of in-place leases based in each case on their fair values.  The fair value of the tangible assets of an acquired property (which includes land and building) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on management’s determination of relative fair values of these assets.  We assess fair value of the lease intangibles based on estimated cash flow projections that utilize appropriate discount rates and available market information.  The allocation made by management may have a positive or negative effect on net income and may have an effect on the assets and liabilities on the balance sheet.

Revenues

Our revenues, which are substantially derived from rental income, include rental income that our tenants pay in accordance with the terms of their respective leases reported on a straight line basis over the term of each lease.  It is our policy not to record straight-line rent beyond the expected useful life of a building.  Since many of our leases provide for rental increases at specified intervals, straight line basis accounting requires us to record as an asset and include in revenues, unbilled rent receivables which we will only receive if the tenant makes all rent payments required through the expiration of the term of the lease.  Accordingly, our management must determine, in its judgment, that the unbilled rent receivable applicable to each specific tenant is collectible.  We review unbilled rent receivables on a quarterly basis and take into consideration the tenant’s payment history and the financial condition of the tenant.  In the event that the collectability of an unbilled rent receivable is in doubt, we are required to take a reserve against the receivable or a direct write off of the receivable, which has an adverse affect on net income for the year in which the reserve or direct write off is taken, and will decrease total assets and stockholders’ equity.

Value of Real Estate Portfolio

We review our real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of our real estate assets, including deferred costs and intangibles, in order to determine if there is any need for an impairment charge.  In reviewing the portfolio, we examine the type of asset, the current financial statements or other available financial information of the tenant, the economic situation in the area in which the asset is located, the economic situation in the industry in which the tenant is involved and the timeliness of the payments made by the tenant under its lease, as well as any current correspondence that may have been had with the tenant, including property inspection reports.  For each real estate asset owned for which indicators of impairment exist, if the undiscounted cash flow analysis yields an amount which is less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount.  The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property.  Real estate assets that are expected to be disposed of are valued at the lower of carrying amount or fair value less costs to sell on an individual asset basis. We generally do not obtain any independent appraisals in determining value but rely on our own analysis and valuations. Any impairment charge taken with respect to any part of our real estate portfolio will reduce our net income and reduce assets and stockholders’ equity to the extent of the amount of any impairment charge, but it will not affect our cash flow or our distributions until such time as we dispose of the property.

Item 8. Financial Statements and Supplementary Data.

The following financial statements and financial statement schedule of the Company are included in this report:

- Report of Independent Registered
Public Accounting Firm	F-1
- Statements:
Consolidated Balance Sheets	F-2
Consolidated Statements of Income	F-3
Consolidated Statements of Stockholders' Equity	F-4
Consolidated Statements of Cash Flows	F-5 through F-6
Notes to Consolidated Financial Statements	F-7 through F-31

- Schedule III-Real Estate and Accumulated Depreciation	F-32 through F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
One Liberty Properties, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of One Liberty Properties, Inc. and Subsidiaries (the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2009.  Our audits also included the financial statement schedule listed in the Index under Item 8.  These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of One Liberty Properties, Inc. and Subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), One Liberty Properties, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2010 (not provided herein) expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York
March 12, 2010
except for Note 4, as to which the date is December 28, 2010

ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Amounts in Thousands, Except Per Share Data)

	December 31,
	2009	2008

ASSETS

Real estate investments, at cost
Land	$87,071	$87,071
Buildings and improvements	301,100	300,524
	388,171	387,595
Less accumulated depreciation	46,286	38,389
	341,885	349,206

Properties held for sale	3,808	38,250
Assets related to properties held for sale	146	2,297
Investment in unconsolidated joint ventures	5,839	5,857
Cash and cash equivalents	28,036	10,947
Available-for-sale securities (including treasury bills of $3,999 in 2009)	6,762	297
Unbilled rent receivable	10,560	9,455
Unamortized intangible lease assets	7,157	8,018
Escrow, deposits and other assets and receivables	2,471	2,055
Investment in BRT Realty Trust at market (related party)	189	111
Unamortized deferred financing costs	1,833	2,612
	$408,686	$429,105

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Mortgages payable	$190,518	$207,553
Mortgages payable – properties held for sale	-	17,961
Line of credit	27,000	27,000
Dividends payable	2,456	2,239
Accrued expenses and other liabilities	3,757	5,143
Unamortized intangible lease liabilities	4,827	5,234
Total liabilities	228,558	265,130

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $1 par value; 12,500 shares authorized; none issued	-	-
Common stock, $1 par value; 25,000 shares authorized; 10,879 and 9,962 shares issued and outstanding	10,879	9,962
Paid-in capital	143,272	138,688
Accumulated other comprehensive income (loss)	191	(239)
Accumulated undistributed net income	25,786	15,564

Total stockholders' equity	180,128	163,975

Total liabilities and stockholders’ equity	$408,686	$429,105

See accompanying notes.

ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)

	Year Ended December 31,
	2009	2008	2007
Revenues:
Rental income	$38,454	$35,450	$32,894
Lease termination fee	1,784	-	-
Total revenues	40,238	35,450	32,894

Operating expenses:
Depreciation and amortization	8,429	7,741	7,338
General and administrative (including $2,188, $2,188 and $2,290, respectively, to related party)	6,540	6,508	6,521
Real estate expenses	666	354	189
Leasehold rent	308	308	308
Total operating expenses	15,943	14,911	14,356

Operating income	24,295	20,539	18,538

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	559	622	648
Gain on dispositions of real estate – unconsolidated joint ventures	-	297	583
Interest and other income	358	533	1,776
Interest:
Expense	(13,385)	(13,610)	(13,510)
Amortization of deferred financing costs	(724)	(578)	(592)
Income from settlement with former president	951	-	-
Gain on sale of excess unimproved land	-	1,830	-

Income from continuing operations	12,054	9,633	7,443

Discontinued operations:
Income from operations	1,162	1,242	3,147
Impairment charges	(229)	(5,983)	-
Gain on troubled mortgage restructuring, as a result of conveyance to mortgagee	897	-	-
Net gain on sales	5,757	-	-

Income (loss) from discontinued operations	7,587	(4,741)	3,147

Net income	$19,641	$4,892	$10,590

Weighted average number of common shares outstanding:
Basic	10,651	10,183	10,069
Diluted	10,812	10,183	10,069

Net income per common share – basic:
Income from continuing operations	$1.13	$.95	$.74
Income (loss) from discontinued operations	.71	(.47)	.31
Net income per common share	$1.84	$.48	$1.05

Net income per common share – diluted:
Income from continuing operations	$1.12	$.95	$.74
Income (loss) from discontinued operations	.70	(.47)	.31
Net income per common share	$1.82	$.48	$1.05

Cash distributions per share of common stock	$.08	$1.30	$2.11
Stock distributions per share of common stock	$.80	$-	$-

See accompanying notes.

ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
For the Three Years Ended December 31, 2009
(Amounts in Thousands, Except Per Share Data)

	Common Stock	Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Undistributed Net Income	Total
Balances, December 31, 2006	$9,823	$134,826	$935	$34,541	$180,125

Cash distributions – common stock ($2.11 per share)	-	-	-	(21,218)	(21,218)
Repurchase of common stock	(159)	(3,053)	-	-	(3,212)
Shares issued through dividend reinvestment plan	237	4,482	-	-	4,719
Restricted stock vesting	5	(5)	-	-	-
Compensation expense – restricted stock	-	826	-	-	826
Net income	-	-	-	10,590	10,590
Other comprehensive income-
Net unrealized loss on available-for-sale securities	-	-	(591)	-	(591)
Comprehensive income	-	-	-	-	9,999

Balances, December 31, 2007	9,906	137,076	344	23,913	171,239

Cash distributions – common stock ($1.30 per share)	-	-	-	(13,241)	(13,241)
Repurchase of common stock	(125)	(1,702)	-	-	(1,827)
Shares issued through dividend reinvestment plan	158	2,449	-	-	2,607
Restricted stock vesting	23	(23)	-	-	-
Compensation expense – restricted stock	-	888	-	-	888
Net income	-	-	-	4,892	4,892
Other comprehensive income-
Net unrealized loss on available-for-sale securities	-	-	(583)	-	(583)
Comprehensive income	-	-	-	-	4,309

Balances, December 31, 2008	9,962	138,688	(239)	15,564	163,975

Distributions – common stock
cash - $.08 per share	-	-	-	(948)	(948)
stock - $.80 per share	1,160	4,955	-	(8,471)	(2,356)
Repurchase of common stock	(268)	(1,148)	-	-	(1,416)
Retirement of common stock	(6)	(45)	-	-	(51)
Restricted stock vesting	31	(31)	-	-	-
Compensation expense – restricted stock	-	853	-	-	853
Net income	-	-	-	19,641	19,641
Other comprehensive income -
Net unrealized gain on available-for-sale securities	-	-	319	-	319
Net unrealized gain on derivative instruments	-	-	111	-	111
Comprehensive income	-	-	-	-	20,071

Balances, December 31, 2009	$10,879	$143,272	$191	$25,786	$180,128

See accompanying notes.

ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income	$19,641	$4,892	$10,590
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of excess unimproved land, real estate and other	(5,757)	(1,830)	(122)
Gain on troubled mortgage restructuring, as a result of conveyance to mortgagee	(897)	-	-
Increase in rental income from straight-lining of rent	(1,336)	(1,201)	(1,996)
Decrease in rental income resulting from bad debt expense	619	356	322
Decrease (increase) in rental income from amortization of intangibles relating to leases	23	(371)	(250)
Impairment charges	229	5,983	-
Amortization of restricted stock expense	853	888	826
Retirement of common stock	(51)	-	-
Change in fair value of non-qualifying interest rate swap	-	650	-
Gain on dispositions of real estate related to unconsolidated joint ventures	-	(297)	(583)
Equity in earnings of unconsolidated joint ventures	(559)	(622)	(648)
Distributions of earnings from unconsolidated joint ventures	507	535	1,089
Depreciation and amortization	9,066	9,035	8,309
Amortization of financing costs	1,012	631	638
Changes in assets and liabilities:
(Increase) decrease in escrow, deposits, other assets and receivables	(976)	695	(153)
(Decrease) increase in accrued expenses and other liabilities	(682)	93	(138)
Net cash provided by operating activities	21,692	19,437	17,884

Cash flows from investing activities:
Purchase of real estate and improvements	(576)	(60,009)	(423)
Net proceeds from sale of real estate and excess unimproved land	24,014	2,976	4
Investment in unconsolidated joint ventures	(7)	(379)	(8)
Distributions of return of capital from unconsolidated joint ventures	86	1,435	551
Net proceeds from sale of available-for-sale securities	4,495	525	843
Purchase of available-for-sale securities	(10,683)	-	(551)
Net cash provided by (used in) investing activities	17,329	(55,452)	416

Cash flows from financing activities:
Borrowing on bank line of credit, net	-	27,000	-
Proceeds from mortgage financings	2,559	14,185	2,700
Payment of financing costs	(208)	(366)	(695)
Repayment of mortgages and loan payable	(19,780)	(13,476)	(8,588)
Change in restricted cash	-	7,742	(333)
Cash distributions - common stock	(2,939)	(14,640)	(21,167)
Repurchase of common stock	(1,416)	(1,827)	(3,212)
Expenses associated with stock issuance	(148)	-	-
Issuance of shares through dividend reinvestment plan	-	2,607	4,719
Net cash (used in) provided by financing activities	(21,932)	21,225	(26,576)

Net increase (decrease) in cash and cash equivalents	17,089	(14,790)	(8,276)

Cash and cash equivalents at beginning of year	10,947	25,737	34,013

Cash and cash equivalents at end of year	$28,036	$10,947	$25,737

Continued on next page

ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Continued)
(Amounts in Thousands)

	Year Ended December 31,
	2009	2008	2007
Supplemental disclosures of cash flow information:
Cash paid during the year for interest expense	$15,287	$14,908	$14,812
Cash paid during the year for income taxes	67	81	35

Supplemental schedule of non-cash investing and financing activities:
Mortgage debt extinguished upon conveyance of properties to mortgagee by deeds-in-lieu of foreclosure	$8,706	$-	$-
Properties conveyed to mortgagee	8,075	-	-
Liabilities extinguished upon transfer to mortgagee	543	-	-
Common stock dividend – portion paid in shares of Company’s common stock	6,263	-	-
Assumption of mortgages payable in connection with (sale) purchase of real estate	(9,069)	2,771	-
Purchase accounting allocations – intangible lease assets	-	4,362	-
Purchase accounting allocations – intangible lease liabilities	-	(451)	-
Purchase accounting allocations – mortgage payable discount	-	(40)	-

See accompanying notes.

ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009

NOTE 1 - ORGANIZATION AND BACKGROUND

One Liberty Properties, Inc. (“OLP”) was incorporated in 1982 in the state of Maryland. OLP is a self-administered and self-managed real estate investment trust ("REIT").  OLP acquires, owns and manages a geographically diversified portfolio of retail (including furniture and office supply stores), industrial, office, flex, health and fitness and other properties, a substantial portion of which are under long-term net leases. As of December 31, 2009, OLP owned 71 properties, one of which is vacant, and one of which is a 50% tenancy in common interest. OLP’s joint ventures owned a total of five properties. The 76 properties are located in 27 states.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

On July 1, 2009, OLP adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) as the exclusive source of authoritative U.S. generally accepted accounting principles (“GAAP”), to be applied by non-government entities, except for Securities and Exchange Commission (“SEC”) rules and interpretive releases, which are also authoritative GAAP for U.S. registrants.  Upon adoption, the FASB ASC superseded all then existing non-SEC accounting and reporting standards.  All other non-grandfathered, non-SEC accounting literature not included in the FASB ASC became non-authoritative.  The FASB ASC does not change U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place.  The Company’s conversion to FASB ASC, which was effective for financial statements issued for interim and annual periods ending after September 15, 2009, did not have any effect on the Company’s consolidated financial position, results of operations, or cash flows.

Principles of Consolidation

The consolidated financial statements include the accounts and operations of OLP and its wholly owned subsidiaries.  OLP and its subsidiaries are hereinafter referred to as the Company.  Material intercompany items and transactions have been eliminated.

Investment in Unconsolidated Joint Ventures

The Company accounts for its investments in unconsolidated joint ventures under the equity method of accounting.  Although the Company is the managing member, it does not exercise substantial operating control over these entities, and such entities are not variable-interest entities.  These investments are recorded initially at cost, as investments in unconsolidated joint ventures, and subsequently adjusted for its share of equity in earnings, cash contributions and distributions.  None of the joint venture debt is recourse to the Company.

The Company has elected to follow the cumulative earnings approach when assessing, for the statement of cash flows, whether the distribution from the investee is a return of the investor’s investment as compared to a return on its investment. The source of the cash generated by the investee to fund the distribution is not a factor in the analysis (that is, it does not matter whether the cash was generated through investee refinancing, sale of assets or operating results). Consequently, the investor only considers the relationship between the cash received from the investee to its equity in the undistributed earnings of the investee, on a cumulative basis, in assessing whether the distribution from the investee is a return on or return of its investment.  Cash received from the unconsolidated entity is presumed to be a return on the investment to the extent that, on accumulative basis, distributions received by the investor are less than its share of the equity in the undistributed earnings of the entity.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Management believes that the estimates and assumptions that are most important to the portrayal of the Company’s financial condition and results of operations, in that they require management’s most difficult, subjective or complex judgments, form the basis of the accounting policies deemed to be most significant to the Company.  These significant accounting policies relate to revenues and the value of the Company’s real estate portfolio.  Management believes its estimates and assumptions related to these significant accounting policies are appropriate under the circumstances; however, should future events or occurrences result in unanticipated consequences, there could be a material impact on the Company’s future financial condition or results of operations.

Revenue Recognition

Rental income includes the base rent that each tenant is required to pay in accordance with the terms of their respective leases reported on a straight-line basis over the term of the lease. It is the Company’s policy not to record straight-line rent beyond the expected useful life of a building. In order for management to determine, in its judgment, that the unbilled rent receivable applicable to each specific property is collectible, management reviews unbilled rent receivables on a quarterly basis and takes into consideration the tenant’s payment history and the financial condition of the tenant. Some of the leases provide for additional contingent rental revenue in the form of percentage rents and increases based on the consumer price index.  The percentage rents are based upon the level of sales achieved by the lessee and are recorded once the required sales levels are reached.

Gains or losses on disposition of properties are recorded when the criteria for recognizing such gains or losses under generally accepted accounting principles have been met.

Purchase Accounting for Acquisition of Real Estate

The Company allocates the purchase price of real estate to land and building and intangibles, such as the value of above, below and at-market leases and origination costs associated with in-place leases. The Company depreciates the amount allocated to building and intangible assets or liabilities over their estimated useful lives, which generally range from two to forty years.  The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining minimum term of the associated lease.  The origination costs are amortized as an expense over the remaining minimum term of the lease.  The Company assesses fair value of the lease intangibles based on estimated cash flow projections that utilize appropriate discount rates and available market information.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

As a result of the acquisitions made during the year ending December 31, 2008, the Company recorded additional deferred intangible lease assets of $4,362,000, representing the value of the acquired above market leases and assumed lease origination costs.  The Company also recorded during the year ending December 31, 2008 additional deferred intangible lease liabilities of $451,000, representing the value of the acquired below market leases.  The Company did not acquire any properties during the year ended December 31, 2009.  The Company recognized a net (decrease) increase in rental revenue of ($23,000), $371,000 and $250,000 for the amortization of the above/below market leases for the years ended 2009, 2008 and 2007, respectively. For the years ended 2009, 2008 and 2007, the Company recognized amortization expense of $534,000, $499,000 and $290,000, respectively, relating to the amortization of the assumed lease origination costs. The years ended 2009 and 2008 include a decline in rental revenue of $170,000 and $180,000, respectively, and additional amortization expense of $323,000 and $161,000, respectively, resulting from the accelerated expiration of certain leases.  In 2007, there was no decline in revenue or additional amortization expense resulting from the accelerated expiration of rents and leases. At December 31, 2009 and 2008, accumulated amortization of intangible lease assets was $2,188,000 and $1,813,000, respectively and accumulated amortization of intangible lease liabilities was $1,562,000 and $1,155,000, respectively.

The unamortized balance of intangible lease assets as a result of acquired above market leases at December 31, 2009 will be deducted from rental income through 2025 as follows:

2010	$375,000
2011	375,000
2012	375,000
2013	376,000
2014	369,000
Thereafter	1,320,000
$3,190,000

The unamortized balance of intangible lease liabilities as a result of acquired below market leases at December 31, 2009 will be added to rental income through 2022 as follows:

2010	$407,000
2011	407,000
2012	407,000
2013	407,000
2014	407,000
Thereafter	2,792,000
$4,827,000

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, in order to determine if there is any need for an impairment charge.  In reviewing the portfolio, the Company examines the type of asset, the current financial statements or other available financial information of the tenant, the economic situation in the area in which the asset is located, the economic situation in the industry in which the tenant is involved and the timeliness of the payments made by the tenant under its lease, as well as any current correspondence that may have been had with the tenant, including property inspection reports.  For each real estate asset owned for which indicators of impairment exist, if the undiscounted cash flow analysis yields an amount which is less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property.  Real estate assets that are classified as held for sale are valued at the lower of carrying amount or fair value less costs to sell on an individual asset basis.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

A conditional asset retirement obligation (“CARO”) is a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement is conditional on a future event that may or may not be within the control of the Company.  The Company would record a liability for a CARO if the fair value of the obligation can be reasonably estimated.  There were no CARO’s recorded by the Company during the three years ended December 31, 2009.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less when purchased are considered to be cash equivalents.  The Company places its cash and cash equivalents in high quality financial institutions.

Escrow, Deposits and Other Assets and Receivables

Escrow, deposits and other assets and receivables include $738,000 and $866,000 at December 31, 2009 and 2008, respectively, of restricted cash relating to real estate taxes, insurance and other escrows.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of our tenants to make required rent payments.  If the financial condition of a specific tenant were to deteriorate, resulting in an impairment of its ability to make payments, additional allowances may be required.  At December 31, 2009 and 2008, the balance in allowance for doubtful accounts was $472,000 and $160,000, respectively, recorded as a reduction to accounts receivable. The Company records bad debt expense as a reduction of rental income. For the years ended December 31, 2009, 2008 and 2007, the Company recorded bad debt expense of $619,000, $356,000 and $322,000, respectively. Of these amounts, $75,000 and $277,000 were recorded in discontinued operations for the years ended December 31, 2009 and 2008. For 2007, discontinued operations did not include any bad debt expense.

Depreciation and Amortization

Depreciation of buildings and improvements is computed on the straight-line method over an estimated useful life of 40 years for commercial properties and 27 1/2 years for the Company’s residential property.  Depreciation ceases when a property is deemed “held for sale”.  If a property which was deemed “held for sale” is reclassified to a “held and used” property, “catch-up” depreciation is recorded. Leasehold interest and the related ground lease payments are amortized over the initial lease term of the leasehold position.  Depreciation expense, including amortization of a leasehold position, lease origination costs, and capitalized lease commissions amounted to $8,429,000, $7,741,000 and $7,338,000 for the three years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Financing Costs

Mortgage and credit line costs are deferred and amortized on a straight-line basis over the terms of the respective debt obligations, which approximates the effective interest method.  At December 31, 2009 and 2008, accumulated amortization of such costs was $2,943,000 and $3,069,000, respectively.

Federal Income Taxes

The Company has qualified as a real estate investment trust under the applicable provisions of the Internal Revenue Code.  Under these provisions, the Company will not be subject to federal income taxes on amounts distributed to stockholders providing it distributes at least 90% of its taxable income and meets certain other conditions.

All distributions made during 2009 were attributable to ordinary income.  Distributions made during 2008 included 3% treated as capital gain distributions, with the balance treated as ordinary income.

The Company follows a two step approach for evaluating uncertain tax positions.  Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination.  Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement.  Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained.  The use of a valuation allowance as a substitute for derecognition of tax positions is prohibited.  The Company has not identified any uncertain tax positions requiring accrual.

Investment in Available-For-Sale Securities

The Company determines the appropriate classification of equity and debt securities at the time of purchase and reassesses the appropriateness of the classification at each reporting date.  At December 31, 2009, all marketable securities have been classified as available-for-sale and recorded at fair value.  The fair value of the Company’s equity and debt investment in publicly-traded companies is determined based upon the closing trading price of the equity and debt securities as of the balance sheet date and unrealized gains and losses on these securities are recorded as a separate component of stockholders' equity.

The Company's investment in 37,081 common shares of BRT Realty Trust ("BRT"), a related party of the Company, (accounting for less than 1% of the total voting power of BRT), was purchased at a cost of $132,000 and has a fair market value at December 31, 2009 of $189,000. At December 31, 2009, the total cumulative unrealized gain of $80,000 on all investments in equity and debt securities is reported as accumulated other comprehensive income (loss) in the stockholders' equity section.

Realized gains and losses are determined using the average cost method and is included in “Interest and other income” on the income statement.  During 2009, 2008 and 2007, sales proceeds and gross realized gains and losses on securities classified as available-for-sale were (amounts in thousands):

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

	2009	2008	2007

Sales proceeds	$4,495	$525	$843
Gross realized losses	$-	$4	$-
Gross realized gains	$-	$4	$118

Concentration of Credit Risk

The Company maintains accounts at various financial institutions.  While the Company attempts to limit any financial exposure, its deposit balances exceed federally insured limits.  The Company has not experienced any losses on such accounts.

The Company’s properties are located in 27 states.   For the years ended December 31, 2009, 2008 and 2007, excluding properties held for sale, 14.2%, 15.7% and 15.7% of rental revenues were attributable to properties located in Texas and 15.6%, 16.6% and 17.4% of rental revenues were attributable to properties located in New York.  No other state contributed over 10% to the Company’s rental revenues.

The Company owns eleven retail furniture stores that are located in six states and are net leased to Haverty Furniture Companies, Inc. pursuant to a master lease.  The basic term of the net lease expires August 2022, with several renewal options.  These properties, which represented 15.1% of the depreciated book value of real estate investments at December 31, 2009, generated rental revenues of approximately $4,844,000 in each year, or 12.0%, 13.7%and 14.7%, of the Company’s total revenues for the years ended December 31, 2009, 2008 and 2007, respectively.

In September 2008, the Company acquired eight retail office supply stores, located in seven states, net leased to Office Depot, Inc. pursuant to eight separate leases which contain cross default provisions.  The basic term of the net leases expire September 2018, with several renewal options.  These eight properties plus two other Office Depot properties the Company already owned represented 14.1% of the depreciated book value of real estate investments at December 31, 2009 and generated rental revenues of $4,433,000 and $1,551,000, or 11.0% and 4.4%, of the Company’s total revenues for the years ended December 31, 2009 and 2008, respectively.

Earnings Per Common Share

Basic earnings per share was determined by dividing net income for each year by the weighted average number of shares of common stock outstanding, which includes unvested restricted stock during each year.

Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts exercisable for, or convertible into, common stock were exercised or converted or resulted in the issuance of common stock that shared in the earnings of the Company.  The weighted average number of common shares outstanding used for the diluted earnings per share calculations includes the impact of common stock issued in connection with the dividends paid in April, July and October 2009 and January 2010, as of the dividend declaration date, as the shares were contingently issuable as of that date.  Such stock dividends were included in basic EPS as of the issuance date.  There was zero impact on the income per common share used in the diluted earnings per share calculations.  There were no options to purchase shares of common stock or other contracts exercisable for, or convertible into, common stock in the years ended December 31, 2009, 2008 and 2007.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Segment Reporting

Virtually all of the Company's real estate assets are comprised of real estate owned that is net leased to tenants on a long-term basis.  Therefore, the Company operates predominantly in one industry segment.

Derivatives and Hedging Activities

The Company’s primary objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. At December 31, 2009, the Company had one interest rate swap outstanding, involving the receipt of variable rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreement without exchange of the underlying principal amount. Derivatives were used to hedge the variable cash flows associated with variable rate debt regarding two properties, including one outstanding at December 31, 2009 and one outstanding at December 31, 2008.  The Company did not have any derivatives during the year ended December 31, 2007.  The Company does not use derivatives for trading or speculative purposes.

The Company records all derivatives on the consolidated balance sheets at fair value. In determining the fair value of its derivatives, the Company considers the credit risk of its counterparties and the Company and widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of the derivative.  These counterparties are generally larger financial institutions engaged in providing a variety of financial services. These institutions generally face similar risks regarding adverse changes in market and economic conditions, including, but not limited to, fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads.

The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting.  For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in accumulated other comprehensive income (outside of earnings) and subsequently reclassified to earnings in the period in which the hedged transaction affects earnings.  The ineffective portion of changes in the fair value of the derivative is recognized directly in earnings.  For derivatives not designated as cash flow hedges, changes in the fair value of the derivative are recognized directly in earnings in the period in which the change occurs.

Stock Based Compensation

The fair value of restricted stock grants, determined as of the date of grant, is amortized into general and administrative expense over the respective vesting period.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements

On January 1, 2009, the Company adopted the updated accounting guidance related to business combinations and is applying such provisions prospectively to business combinations that have an acquisition date on or after January 1, 2009. The updated guidance (i) establishes the acquisition-date fair value as the measurement objective for all assets acquired, liabilities assumed and any contingent consideration, (ii) requires expensing of most transaction costs that were previously capitalized upon acquisition and (iii) requires the acquirer to disclose to investors and other users of the information needed to evaluate and understand the nature and financial effect of the business combination. The principal impact of the adoption on the Company’s consolidated financial statements is the requirement that the Company expense most of its transaction costs relating to its acquisition activities.  There were no acquisitions which occurred during the twelve months ended December 31, 2009.

On January 1, 2009, the Company adopted the updated accounting guidance related to disclosures about derivative instruments and hedging activities.  The updated guidance expands the disclosure requirements with the intent to provide users of financial statements with an enhanced understanding of (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. In addition, it requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments. As a result of the adoption, the Company has added significant disclosures to its financial statements. Refer to Note 7 for the Company’s added disclosures.

On January 1, 2009, the Company adopted the updated accounting guidance related to determining whether instruments granted in share-based payment transactions are participating securities.  The updated guidance states that unvested share-based payment awards that contain non forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share. The adoption had no impact on the Company as the unvested restricted stock awards were previously included in the per share amounts for both basic and diluted earnings per share.

On April 1, 2009, the Company adopted the updated accounting guidance related to debt and equity securities.  The updated guidance changes existing accounting requirements for other-than-temporary impairment for debt securities.  The updated guidance also extends new disclosure requirements for debt and equity securities to interim reporting periods as well as provides new disclosure requirements.  The adoption did not have a material effect on the Company’s consolidated financial condition, results of operations, or cash flows.  Refer to Note 8 for the Company’s added disclosures.

On April 1, 2009, the Company adopted the updated accounting guidance related to fair value measurements and disclosures.  The updated guidance clarifies the guidance for fair value measurements when the volume and level of activity for the asset or liability have significantly decreased and includes guidance on identifying circumstances that indicate a transaction is not orderly.  The updated guidance must be applied prospectively. The adoption did not have a material effect on the Company’s consolidated financial condition, results of operations, or cash flows.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

In January 2010, the FASB issued Accounting Standards Update No. 2010-1, Accounting for Distributions to Shareholders with Components of Stock and Cash, (“ASU 2010-1).  The updated guidance clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend for the purpose of the calculation.  ASU 2010-1 is effective for interim and annual periods ending on or after December 15, 2009 and is to be applied retrospectively.  As a result of the adoption of this updated guidance, the Company has restated its weighted average shares outstanding and its earnings per share for the 2009 interim quarters as presented in Note 18.

On April 1, 2009, the Company adopted the updated accounting guidance related to subsequent events.  The updated guidance establishes general standards of accounting for and disclosure of subsequent events.  It renames the two types of subsequent events as recognized subsequent events or non-recognized subsequent events and modifies the definition of the evaluation period for subsequent events as events or transactions that occur after the balance sheet date, but before the issuance of the financial statements.  The adoption did not have a material effect on the Company’s consolidated financial condition, results of operations, or cash flows.   In February2010, the FASB further amended the subsequent events guidance with the issuance of Accounting Standards Update No. 2010-9, Amendments to Certain Recognition and Disclosure Requirements,(“ASU 2010-9”). As a result of the adoption of ASU 2010-9, the Company is no longer required to disclose the date through which management evaluated subsequent events in the financial statements, either in originally issued financial statements or reissued financial statements.

The FASB has issued updated consolidation accounting guidance for determining whether an entity is a variable interest entity, or VIE, and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. The updated guidance requires an entity to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. The updated guidance is effective for the first annual reporting period that begins after November 15, 2009, with early adoption prohibited.  While the Company is currently evaluating the effect of adoption of this guidance, it currently believes that its adoption will not have a material impact on its consolidated financial statements.

NOTE 3 - REAL ESTATE INVESTMENTS AND MINIMUM FUTURE RENTALS

During the year ended December 31, 2008, the Company purchased twelve single tenant properties, including a portfolio of eight properties which are leased to the same tenant, located in eight states for a total consideration of $62,085,000.  There were no property acquisitions during the year ended December 31, 2009.

With the exception of one vacant property, the rental properties owned at December 31, 2009 are leased under non cancellable operating leases with current expirations ranging from 2010 to 2038, with certain tenant renewal rights.  Substantially all of the lease agreements are net lease arrangements which require the tenant to pay not only rent but all the expenses of the leased property including maintenance, taxes, utilities and insurance.  Certain lease agreements provide for periodic rental increases and others provide for increases based on the consumer price index.

NOTE 3 - REAL ESTATE INVESTMENTS AND MINIMUM FUTURE RENTALS (Continued)

The minimum future rentals to be received over the next five years and thereafter on the operating leases in effect at December 31, 2009 are as follows:

Year Ending December 31,	(In Thousands)
2010	$38,207
2011	37,882
2012	37,090
2013	36,899
2014	34,605
Thereafter	207,725
Total	$392,408

Included in the minimum future rentals are rentals from a property not owned in fee, but ground leased from an unrelated third party. The Company paid annual fixed leasehold rent of $237,500 through July 2009 at which time the annual amount increased to $296,875.  There are 25% increases every five years through March 3, 2020 and the Company has a right to extend the lease for up to five 5-year and one seven month renewal options.

At December 31, 2009 and 2008, the Company has recorded an unbilled rent receivable aggregating $10,706,000 and $10,916,000, respectively, including $146,000 and $1,461,000 classified as assets related to properties held for sale at December 31, 2009 and 2008, respectively, representing rent reported on a straight-line basis in excess of rental payments required under the term of the respective leases. This amount is to be billed and received pursuant to the lease terms during the next eighteen years.

During the year ended December 31, 2009, the Company wrote-off or recorded accelerated amortization of $1,545,000 of unbilled “straight-line” rent receivable, which includes $1,384,000 relating to two properties sold during 2009. During the year ended December 31, 2008, the Company wrote-off or recorded accelerated amortization of $332,000 of unbilled "straight-line" rent receivable for six retail properties, including five properties formerly leased to Circuit City Stores, Inc.

Lease Termination Fee Income

In June 2009, the Company received a $1,905,000 lease termination fee from a retail tenant that had been paying its rent on a current basis, but had vacated the property in March 2009.  Offsetting this amount is the write off of the entire balance of the unbilled rent receivable and the intangible lease asset related to this property, aggregating $121,000.  The net amount of $1,784,000 is recorded on the income statement as “Lease termination fee” income in the year ended December 31, 2009.  The Company has re-leased this property effective November 2009.

Sale of Excess Unimproved Land

In May 2008, the Company sold a five acre parcel of excess, unimproved land to an unrelated third party for a sales price of $3,150,000 and realized a gain of $1,830,000.  This land, adjacent to a flex property owned by the Company, had been acquired by the Company as part of the purchase of the flex property in 2000.

NOTE 4 – PROPERTIES HELD FOR SALE AND DISCONTINUED OPERATIONS

Reclassification

Certain amounts reported in previous consolidated financial statements have been reclassified in the accompanying consolidated financial statements to conform to the current year’s presentation, primarily to reclassify three real estate investments sold in 2009 and two real estate investments sold in 2010 from real estate investments to properties held for sale at December 31, 2008 and 2009 and to reclassify the property operating income and expenses to discontinued operations in all periods presented.  In addition, five real estate investments, formerly leased to Circuit City Stores, Inc. and conveyed in July 2009 to the mortgagee by deeds-in-lieu of foreclosure, were reclassified from real estate investments to properties held for sale at December 31, 2008 and the related property operating income and expenses were reclassified to discontinued operations in all periods presented.

Properties are classified as held for sale when management has determined that it has met the criteria established under GAAP.  Properties which are held for sale are not depreciated and their operations are included in a separate component of income on the consolidated statements of income under the caption Discontinued Operations.

Properties Conveyed to Mortgagee

Circuit City Stores, Inc., a retail tenant which previously leased five properties from five of OLP’s wholly-owned subsidiaries, filed for protection under the Federal bankruptcy laws in November 2008, rejected leases for two of the properties in December 2008 and rejected leases for the remaining three properties in March 2009.  These five properties were secured by non-recourse cross-collateralized mortgages with an outstanding balance of $8,706,000. No payments were made on these mortgages from December 1, 2008 and a letter of default was received on March 16, 2009.  On July 7, 2009, these properties were conveyed to the mortgagee by deeds-in-lieu of foreclosure and OLP and the five wholly-owned subsidiaries which owned the Circuit City properties were released from all obligations, including principal, interest and real estate taxes due.

The $8,075,000 carrying value of the portfolio of the properties transferred, net of the $5,231,000 of impairment charges taken at December 31, 2008, approximated their fair value at the time of transfer.

The conveyance of these properties was accounted for as a troubled debt restructuring. The Company had accrued interest expense on these mortgages and real estate tax expense totaling $297,000 and $246,000, respectively, for the period December 2008 through July 7, 2009.  In connection with this conveyance, the Company wrote off deferred costs and escrows relating to these mortgages totaling $277,000. The Company recognized a “Gain on troubled mortgage restructuring, as a result of conveyance to mortgagee” based on the excess of the carrying amount of the payables over the fair value of the portfolio of properties transferred in the amount of $897,000 ($.08 per diluted and basic common share).

NOTE 4 – PROPERTIES HELD FOR SALE AND DISCONTINUED OPERATIONS (Continued)

Sales of Properties

In February 2009, the Company entered into a lease termination agreement with a retail tenant of a Texas property that had been paying its rent on a current basis, but had vacated the property in 2006. Pursuant to the agreement, the tenant paid the Company $400,000 as consideration for the lease termination. On March 5, 2009, the Company sold this property for  $1,900,000 and recorded an impairment charge of $229,000 to recognize the loss. This is in addition to an impairment charge of $752,000 taken in the prior year. The related property income and expenses, including the impairment charges and the lease termination fee are included in discontinued operations for the current and prior years.  The net book value of this property was $2,072,000 and is included in properties held for sale at December 31, 2008 on the accompanying consolidated balance sheet.

During the three months ended September 30, 2010, the Company sold to unrelated parties, two properties in separate transactions, for an aggregate of approximately $4,100,000, net of closing costs, and realized an aggregate gain of $235,000 in the three and nine months ended September 30, 2010. One of the properties was vacant as of July 1, 2010. The net book value of the two properties was $3,808,000 and $3,907,000 at December 31, 2009 and 2008, respectively, and is included in properties held for sale on the accompanying balance sheet.

In October 2009, in unrelated transactions, the Company sold two properties for a total sales price of $31,788,000, resulting in gains totaling $5,757,000, which is included in net gain on sales in discontinued operations in the results of operations for the year ended December 31, 2009. In connection with the closings, one mortgage, in the amount of $9,069,000, was assumed by the buyer and is included in mortgages payable-properties held for sale on the accompanying balance sheet at December 31, 2008. The other mortgage, in the amount of $10,477,000, was paid off and the related interest rate swap agreement was terminated. The Company incurred a $492,000 fee for terminating the swap which is included in interest expense in discontinued operations. The net book value of the two properties was $24,104,000 at December 31, 2008 and is included in properties held for sale on the accompanying consolidated balance sheet.

At December 31, 2009, assets related to properties held for sale consists of unbilled rent receivable for one of the properties sold in 2010.  At December 31, 2008, assets related to the three properties that were sold and the five properties that were transferred to the mortgagee during 2009 and the two properties that were sold in 2010 aggregated approximately $2,297,000, consisting of unbilled rent receivable, unamortized intangible lease assets, unamortized deferred financing costs and escrow, deposits and other receivables.

NOTE 4 – PROPERTIES HELD FOR SALE AND DISCONTINUED OPERATIONS (Continued)

The following details the components of income from discontinued operations, primarily the ten properties discussed above.  Rental income for the year ended December 31, 2007 includes settlements of $405,000 relating to properties sold in a prior year (amounts in thousands):

	Year Ended December 31,
	2009	2008	2007
Rental income	$3,642	$4,891	$5,661

Depreciation and amortization	637	1,293	971
Real estate expenses	288	268	74
Interest expense	1,555	2,088	1,469
Total expenses	2,480	3,649	2,514

Income from operations	1,162	1,242	3,147
Impairment charges	(229)	(5,983)	-
Gain on troubled mortgage restructuring, as a result of conveyance to mortgagee	897	-	-
Net gain on sales	5,757	-	-
Income (loss) from discontinued operations	$7,587	$(4,741)	$3,147

NOTE 5 – INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

The Company’s five unconsolidated joint ventures each own and operate one property.  At December 31, 2009 and 2008, the Company’s equity investment in unconsolidated joint ventures totaled $5,839,000 and $5,857,000, respectively.  These balances are net of distributions, including distributions of $593,000 and $1,970,000 received in 2009 and 2008, respectively. In addition to the gain on sale of properties of $297,000 and $583,000 for the years ended December 31, 2008 and 2007, respectively, the unconsolidated joint ventures contributed $559,000, $622,000 and $648,000 in equity earnings for the years ending December 31, 2009, 2008 and 2007, respectively. See Note 9 for related party fees paid by one of the unconsolidated joint ventures.

In 2008 and 2007, two of the Company’s unconsolidated joint ventures sold their only properties, which were vacant, resulting in gains to the Company of $297,000 and $583,000, respectively.

NOTE 6– DEBT OBLIGATIONS

Mortgages Payable

At December 31, 2009, there were 35 outstanding mortgages payable, all of which are secured by first liens on individual real estate investments with an aggregate carrying value before accumulated depreciationof $318,767,000.  The mortgage payments bear interest at fixed rates ranging from 5.44% to 8.8%, and mature between 2010 and 2037.  The weighted average interest rate was 6.18% and 6.33% for the years ended December 31, 2009 and 2008, respectively.

NOTE 6– DEBT OBLIGATIONS (Continued)

Scheduled principal repayments during the next five years and thereafter are as follows:

Year Ending December 31,	(In Thousands)
2010	$23,259	(a)
2011	8,061
2012	36,994
2013	8,999
2014	19,356
Thereafter	93,849
Total	$190,518

(a) Includes a $4,500,000 mortgage loan which matured on March 1, 2010 which the Company has not paid off and is currently in discussions with representatives of the mortgagee.  In addition, three other mortgages mature during 2010 which require balloon payments aggregating approximately $12,400,000 at maturity, including a $2,400,000 mortgage loan the Company paid off in January 2010. Also included is a $1,700,000 mortgage loan which the lender can call on 90 days notice and the scheduled amortization of principal balances in the amount of $4,659,000.

Line of Credit

The Company has a $62,500,000 revolving credit facility (“Facility”) with VNB New York Corp., Bank Leumi USA, Israel Discount Bank of New York and Manufacturers and Traders Trust Company. The Facility matures March 31, 2010 and provides that the Company pays interest at the lower of LIBOR plus 2.15% or the respective bank’s prime rate on funds borrowed and has an unused facility fee of 1/4%.  At December 31, 2009, there was $27,000,000 outstanding under the Facility. The Company was in compliance with all debt covenants at December 31, 2009.

The Facility is guaranteed by all of the Company’s subsidiaries which own unencumbered properties and is secured by the outstanding stock of all subsidiaries of the Company. The Facility is available to pay off existing mortgages, to fund the acquisition of additional properties, or to invest in joint ventures.  Net proceeds received from the sale or refinancing of properties are required to be used to repay amounts outstanding under the Facility if proceeds from the Facility were used to purchase or refinance the property.

The Company has negotiated a modification and extension of its credit facility and has come to agreement on all material terms.  The proposed modification and extension will extend the maturity date from March 31, 2010 to March 31, 2012 and reduce permitted borrowings from $62,500,000 to $40,000,000. Interest will be charged at the 90 day LIBOR rate plus 3%, with a minimum interest rate of 6% per annum and there is an unused facility fee of 1/4%. In connection with the amendment, the Company will pay a commitment fee of $400,000.  Although the Company is confident that the modification and extension will be finalized, there can be no assurance that it will be consummated.

NOTE 7 - DERIVATIVE FINANCIAL INSTRUMENTS

The following is a summary of the terminated and designated derivative financial instruments as of December 31, 2009 and 2008 (amounts in thousands):

		Notional			Fair Value
		December 31,			December 31,
				Balance Sheet
Designation	Derivative	2009	2008	Location	2009	2008
Non-Qualifying	Terminated Interest Rate Swap	$-	$10,675	Other Liabilities	$-	$650
Qualifying	Active Cash Flow Interest Rate Swap	$9,832	$-	Other Assets	$111	$-

At December 31, 2009, the Company had one qualifying interest rate swap, which was entered into in March 2009.  At December 31, 2008, the Company had one non-qualifying interest rate swap which was subsequently designated as a qualifying cash flow hedge at April 1, 2009.  The Company terminated the loan agreement on this interest rate swap in October 2009 due to the sale of the mortgaged property.

The following table presents the effect of the Company’s derivative financial instrument that was not designated as a cash flow hedge on the consolidated statement of income for the year ended December 31, 2009 (amounts in thousands):

Derivative Not Designated as	Location of Gain Recognized in	Gain Recognized on Derivative
Hedging Instruments	Income on Derivative	2009

Interest Rate Swap	Interest Expense	$201

The following table presents the effect of the Company’s derivative financial instruments that were designated as cash flow hedges on the consolidated statement of income for the year ended December 31, 2009 (amounts in thousands):

Derivative in Cash Flow Hedging Relationships	(Loss) Recognized in OCI on Derivatives (Effective Portion)	Location of Loss Reclassified from Accumulated OCI into Income (Effective Portion)	(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Gain Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)

Interest Rate Swap	$(24)	Interest Expense	$(135)	Interest Expense	$111

During the twelve months ended December 31, 2009, the Company recorded a $111,000 gain on hedge ineffectiveness attributable to the late designation of one of the Company’s interest rate swaps which was recorded as a reduction of interest expense.  In addition, the Company accelerated the reclassification of amounts in other comprehensive income to earnings as a result of the Company’s termination of the loan agreement on this interest rate swap due to the sale of the mortgaged property in October 2009.  The accelerated amount was a gain of $63,000 reclassified out of other comprehensive income into earnings as a reduction to interest expense due to the termination of the loan agreement.

NOTE 7 - DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

At December 31, 2009, the Company had one qualifying interest rate swap designated as a cash flow hedge.  During the next 12 months, the Company estimates an additional $188,000 will be reclassified from other comprehensive income to interest expense.

The derivative agreement in existence at December 31, 2009 provides that if the wholly owned subsidiary of the Company which is a party to the agreement defaults or is capable of being declared in default on any of its indebtedness, then a default can be declared on such subsidiary’s derivative obligation. In addition, the Company (but not any of its subsidiaries) is a credit support provider and a party to the derivative agreement and if there is a default by the Company on any of its indebtedness, a default can be declared on the derivative obligation under the agreement to which the Company is a party. The default under the Circuit City mortgage obligations referred to in Note 4 was not a default under the derivative agreement outstanding at December 31, 2009 or the derivative agreement terminated in October 2009.

NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial Instruments Not Measured at Fair Value

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which adjustments to measure at fair value are not reported:

Cash and cash equivalents:  The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

Mortgages payable:  At December 31, 2009, the $184,443,000 estimated fair value of the Company's mortgages payable is less than their carrying value by approximately $6,075,000, assuming a market interest rate of 7%.

Line of credit:  At December 31, 2009, the $26,681,000 estimated fair value of the Company’s line of credit is less than its carrying value by approximately $319,000, assuming a market interest rate of 6%.

The fair value of the Company’s mortgages and line of credit was estimated using other observable inputs such as available market information and discounted cash flow analysis based on borrowing rates the Company believes it could obtain with similar terms and maturities.

Considerable judgment is necessary to interpret market data and develop estimated fair value.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Financial Instruments Measured at Fair Value

The Company accounts for fair value measurements based on the assumptions that market participants would use in pricing the asset or liability.  As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions.  In accordance with the fair value hierarchy, Level 1 assets/liabilities are valued based on quoted prices for identical instruments in active markets, Level 2 assets/liabilities are valued based on quoted prices in active markets for similar instruments, on quoted prices in less active or inactive markets, or on other “observable” market inputs and Level 3 assets/liabilities are valued based significantly on “unobservable” market inputs.  The Company does not currently own any financial instruments that are classified as Level 3.

The Company’s financial assets and liabilities, other than mortgages payable and line of credit, are generally short-term in nature, and consist of cash and cash equivalents, rents and other receivables, other assets, and accounts payable and accrued expenses. The carrying amounts of these assets and liabilities are not measured at fair value on a recurring basis, but are considered to be recorded at amounts that approximate fair value due to their short-term nature.

The fair value of the Company’s available-for-sale securities and derivative financial instrument was determined using the following inputs as of December 31, 2009 (amount in thousands):

			Fair Value Measurements Using
	Carrying and		Fair Value Hierarchy
	Fair Value	Maturity Date	Level 1	Level 2
Financial assets:

Available-for-sale securities:
Corporate debt security	$1,405	January 15, 2012	$-	$1,405
Corporate debt security	981	February 15, 2037	-	981
Equity securities	566	-	566	-
Treasury bill	2,000	March 11, 2010	2,000	-
Treasury bill	1,999	May 6, 2010	1,999	-

Derivative financial instrument	111	-	-	111

Available-for-sale securities

The Company’s available-for-sale securities have a total amortized cost of $6,839,000.  At December 31, 2009, unrealized gains on such securities were $257,000 and unrealized losses were $145,000.  The aggregate net unrealized gain of $112,000 is included in accumulated other comprehensive income on the balance sheet.  Fair values are approximated on current market quotes from financial sources that track such securities. All of the available-for-sale securities in an unrealized loss position are equity securities and amounts are not considered to be other than temporary impairment because the Company expects the value of these securities to recover and plans on holding them until at least such recovery.

NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Derivative financial instrument

Fair values are approximated using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates, and implied volatilities.  At December 31, 2009, this derivative is included in other assets on the consolidated balance sheet.

Although the Company has determined that the majority of the inputs used to value its derivative fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with it utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparty.  However, as of December 31, 2009, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative position and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivative.  As a result, the Company has determined that its derivative valuation is classified in Level 2 of the fair value hierarchy.

NOTE 9– RELATED PARTY TRANSACTIONS

At December 31, 2009 and 2008, Gould Investors L.P. (“Gould”), a related party, owned 1,268,221 and 991,707 shares of the common stock of the Company or approximately 11.4% and 9.7%, respectively. During 2009, Gould purchased 139,970 shares of the Company’s stock in the open market and received 136,544 shares of the Company in connection with the stock dividends paid in April, July and October 2009.  There were no stock dividends in the years ended December 31, 2008 and 2007. During 2008, Gould purchased 78,466 shares of the Company through the Company’s dividend reinvestment plan.  The Company suspended the dividend reinvestment plan on December 9, 2008 as described in Note 13.

Effective as of January 1, 2007, the Company entered into a compensation and services agreement with Majestic Property Management Corp. (“Majestic”), a company wholly-owned by our Chairman and in which certain of the Company’s executive officers are officers and from which they receive compensation. Under the terms of the agreement, Majestic took over the Company’s obligations to make payments to Gould (and other affiliated entities) under a shared services agreement and agreed to provide to the Company the services of all affiliated executive, administrative, legal, accounting and clerical personnel that the Company had there to fore utilized on an as needed, part time basis and for which the Company had paid, as a reimbursement, an allocated portion of the payroll expenses of such personnel in accordance with the shared services agreement. Accordingly, the Company, no longer incurs any allocated payroll expenses.  Under the terms of the agreement, Majestic (or its affiliates) continues to provide to the Company certain property management services (including construction supervisory services), property acquisition, sales and leasing services and mortgage brokerage services that it has provided to the Company in the past, some of which were capitalized, deferred or reduced net sales proceeds in prior years. The Company does not incur any fees or expenses for such services except for the annual fees described below.  As consideration for providing to the Company the services described above, the Company paid Majestic an annual fee of $2,025,000, $2,025,000 and $2,125,000 in 2009, 2008 and 2007, respectively, in equal monthly installments.  Majestic credits against the fee payments due to it under the agreement any management or other fees received by it from any joint venture in which the Company is a joint venture partner (exclusive of fees paid by the tenant in common on a property located in Los Angeles, California).  The agreement also provides for an additional payment to Majestic of $175,000 in 2009, 2008 and 2007 for the Company’s share of all direct office expenses, such as rent, telephone, postage, computer services, internet usage, etc., previously allocated to the Company under the shared services agreement.  The annual payments the Company makes to Majestic is negotiated each year by the Company and Majestic, and is approved by the Company’s Audit Committee and the Company’s independent directors. The Company also agreed to pay compensation to the Company’s Chairman of $250,000 per annum effective January 2007.

NOTE 10 - STOCK BASED COMPENSATION

The Company’s 2009 Stock Incentive Plan (the “2009 Incentive Plan”), approved by the Company’s stockholders in June 2009, permits the Company to grant stock options, restricted stock and/or performance-based awards to its employees, officers, directors and consultants.  The maximum number of shares of the Company’s common stock that may be issued pursuant to the 2009 Incentive Plan is 600,000.

The Company’s 2003 Stock Incentive Plan (the “2003 Incentive Plan”), approved by the Company’s stockholders in June 2003, permitted the Company to grant stock options and restricted stock to its employees, officers, directors and consultants.  The maximum number of shares of the Company’s common stock that was allowed to be issued pursuant to the 2003 Incentive Plan was 275,000.

The restricted stock grants are recorded based on the market value of the common stock on the date of the grant and substantially all restricted stock awards made to date provide for vesting upon the fifth anniversary of the date of grant and under certain circumstances may vest earlier. For accounting purposes, the restricted stock is not included in the outstanding shares shown on the balance sheet until they vest, however dividends are paid on the unvested shares.  The value of such grants is initially deferred, and amortization of amounts deferred is being charged to general and administrative expense over the respective vesting periods.

	Years Ended December 31,
	2009	2008	2007
Restricted share grants	175,025	50,550	51,225
Average per share grant price	$7.00	$17.50	$24.50
Recorded as deferred compensation	$1,225,000	$885,000	$1,255,000
Total charge to general and administrative expenses, all outstanding restricted grants	$853,000	$888,000	$826,000
Non-vested shares:
Non-vested beginning of period	213,625	186,300	140,175
Grants	175,025	50,550	51,225
Vested during period	(30,675)	(22,650)	(5,050)
Forfeitures	(50)	(575)	(50)
Non-vested end of period	357,925	213,625	186,300

NOTE 10 - STOCK BASED COMPENSATION (Continued)

Through December 31, 2009, a total of 274,950 and 143,100 shares were issued pursuant to the Company’s 2003 and 2009 Stock Incentive Plans, respectively, of which 456,900 shares remain available for grant under the 2009 Plan. Approximately $2,548,000 remains as deferred compensation and will be charged to expense over the remaining respective vesting periods. The weighted average vesting period is approximately 3.14 years.

As of December 31, 2009, 2008 and 2007 there were no options outstanding under the 2009 and 2003 Incentive Plans.

NOTE 11 - COMMON STOCK DIVIDEND DISTRIBUTIONS

The following table details the distributions paid in cash and common stock of the Company with respect to the 2009 fiscal year.

Payment Date	Total Dividend	Cash	# Common Shares	Per Share Value of Common Stock
January 25, 2010	$2,456,000	$246,000	216,000	$10.20
October 30, 2009	$2,401,000	$240,000	255,000	$8.45
July 21, 2009	$2,333,000	$234,000	376,000	$5.58
April 27, 2009	$2,229,000	$223,000	529,000	$3.79

The number of common shares issued and outstanding as presented on the balance sheet at December 31, 2009 would have been 11,095,000, taking into account the 216,000 shares issued on January 25, 2010.

NOTE 12 – STOCK REPURCHASE PROGRAMS

In November 2008, the Company announced that its Board of Directors had authorized a twelve month common stock repurchase program of up to 500,000 shares of the Company’s common stock in open market transactions.  From November 2008 through October 2009, the Company repurchased 300,000 shares of common stock for an aggregate consideration of $1,679,000.

In August 2007, the Company announced that its Board of Directors had authorized a twelve month common stock repurchase program of up to 500,000 shares of the Company’s common stock in open market transactions.  From August 2007 through July 2008, the Company repurchased 252,000 shares of common stock for an aggregate consideration of $4,776,000.

NOTE 13 - DISTRIBUTION REINVESTMENT PLAN

On December 9, 2008, the Company suspended its Dividend Reinvestment Plan (the “Plan”). The Plan had provided owners of record the opportunity to reinvest cash dividends paid on the Company’s common stock in additional shares of its common stock, at a discount of 0% to 5% from the market price.  The discount was determined at the Company’s sole discretion and had been offered at a 5% discount from market.  Under the Plan, the Company issued 158,242 and 236,645 common shares during the years ended December 31, 2008 and 2007, respectively.

NOTE 14 – INCOME FROM SETTLEMENT WITH FORMER PRESIDENT

On November 23, 2009, the Company settled its civil suit against the Company’s former president and chief executive officer (who resigned in July 2005 following the discovery of inappropriate financial dealings). The terms of the settlement included his payment to us of $900,000, 5,641 shares of the Company, valued at $51,000, based on the November 23, 2009 stock closing price and the assignment of his interest in a real estate consulting venture, which value has been fully reserved against. The income from this settlement, which aggregated $951,000, was recorded in the year ended December 31, 2009.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

The Company maintains a non-contributory defined contribution pension plan covering eligible employees.  Contributions by the Company are made through a money purchase plan, based upon a percent of qualified employees’ total salary as defined.  Pension expense approximated$114,000, $107,000 and $100,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

In the ordinary course of business the Company is party to various legal actions which management believes are routine in nature and incidental to the operation of the Company’s business.  Management believes that the outcome of the proceedings will not have a material adverse effect upon the Company’s consolidated statements taken as a whole.

NOTE 16 – INCOME TAXES

The Company elected to be taxed as a real estate investment trust (REIT) under the Internal Revenue Code, commencing with its taxable year ended December 31, 1983.  To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted taxable income to its stockholders. It is management’s current intention to adhere to these requirements and maintain the Company’s REIT status. As a REIT, the Company generally will not be subject to corporate level federal, state and local income tax on taxable income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal, state and local income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years.  Even though the Company qualifies for taxation as a REIT, the Company is subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income.

The Company recorded $91,000 of federal excise tax (included in general and administrative expense) which is based on taxable income generated but not yet distributed for the year ended December 31, 2007.  There was no federal excise tax for the years ended December 31, 2009 and 2008.  Included in general and administrative expenses for the years ended December 31, 2009, 2008 and 2007 are state tax expense of $178,000, $162,000 and $226,000, respectively.

NOTE 16 – INCOME TAXES (Continued)

Reconciliation between Financial Statement Net Income and Federal Taxable Income:

The following unaudited table reconciles financial statement net income to federal taxable income for the years ended December 31, 2009, 2008 and 2007 (amounts in thousands):

	2009 Estimate	2008 Actual	2007 Actual
Net income	$19,641	$4,892	$10,590
Straight line rent adjustments	(1,174)	(1,023)	(1,600)
Excess of capital losses over capital gains	-	-	868
Financial statement gain on sale in excess of tax gain (A)	(10,619)	(1,685)	(1,581)
Rent received in advance, net	299	(82)	95
Financial statement impairment charge	229	5,983	-
Federal excise tax, non-deductible	-	-	91
Financial statement adjustment for above/below market leases	23	(371)	(285)
Non-deductible portion of restricted stock expense	741	507	710
Financial statement adjustment of fair value of derivative	(694)	650	-
Financial statement depreciation in excess of tax depreciation	1,002	1,158	702
Other adjustments	389	64	2
Federal taxable income	$9,837	$10,093	$9,592

NOTE 16 – INCOME TAXES (Continued)

(A)
For the year ended December 31, 2009, amount includes $4,951 GAAP gain on sale of real estate which was deferred for federal tax purposes in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended. Also includes financial statement impairment charges of $5,983, which were recorded during the year ended December 31, 2008 relating to four properties that were disposed of in the year ended December 31, 2009.

Reconciliation between Cash Dividends Paid and Dividends Paid Deduction:

The following unaudited table reconciles cash dividends paid with the dividends paid deduction for the years ended December 31, 2009, 2008 and 2007 (amounts in thousands):

	2009 Estimate	2008 Actual	2007 Actual
Dividends paid (A)	$9,419	$13,241	$21,218
Dividend reinvestment plan (B)	-	96	268
	9,419	13,337	21,486
Less: Spillover dividends designated to previous year (C)	(2,667)	(5,861)	(17,705)
Plus: Dividends designated from following year (C)	3,135	2,667	5,861
Dividends paid deduction (D)	$9,887	$10,143	$9,642

(A)	In 2009, the quarterly dividends on the Company’s common stock of $.22 per share were paid in cash and/or shares of the Company’s common stock.

(B)	Amount reflects the 5% discount on the Company's common shares purchased through the dividend reinvestment plan, which was terminated in December 2008.

(C)
Includes a special dividend paid on October 2, 2007 of $.67 per share or $6,731, which represents the remaining undistributed portion of the taxable income recognized by the Company in 2006 primarily from gains on sale by two of its 50% owned joint ventures of their portfolio of movie theater properties.

(D)
Dividends paid deduction is slightly higher than federal taxable income in 2009, 2008 and 2007so as to account for adjustments made to federal taxable income as a result of the impact of the alternative minimum tax.

NOTE 17– SUBSEQUENT EVENTS

On February 24, 2010, the Company acquired a community shopping center located in Pennsylvania, for a purchase price of $23,500,000. The center is 99% occupied and leased to ten separate tenants. In connection with the purchase, the Company assumed an existing first mortgage encumbering the property of approximately $17,700,000 and the balance was paid in cash.

On March 9, 2010, the Board of Directors declared a quarterly cash distribution of $.30 per share totaling $3,436,000, on the Company's common stock, payable on April 6, 2010 to stockholders of record on March 26, 2010.

NOTE 18- QUARTERLY FINANCIAL DATA (Unaudited):
   (In Thousands, Except Per Share Data)

	Quarter Ended
2009	March 31	June 30	Sept. 30	Dec. 31	Total For Year
Rental revenues as previously reported	$10,679	$12,324	$9,591	$9,838	$42,432
Revenues from discontinued operations (A)	(982)	(938)	(137)	(137)	(2,194)
Revenues	$9,697	$11,386	$9,454	$9,701	$40,238

Income from continuing operations (B)	$2,263	$4,231	$2,147	$3,413	$12,054
Income from discontinued operations (B)	390	212	1,293	5,692	7,587
Net income	$2,653	$4,443	$3,440	$9,105	$19,641

Weighted average number of common shares outstanding (C):
Basic:	10,165	10,488	10,837	11,104	10,651
Diluted:	10,276	10,751	10,974	11,234	10,812

Net income per common share:
Basic:
Income from continuing operations (B)	$.22	$.40	$.20	$.31	$1.13	(D)
Income from discontinued operations (B)	.04	.02	.12	.51	.71	(D)
Net income (C)	$.26	$.42	$.32	$.82	$1.84	(D)

Diluted:
Income from continuing operations (B)	$.22	$.39	$.20	$.30	$1.12	(D)
Income from discontinued operations (B)	.04	.02	.11	.51	.70	(D)
Net income (C)	$.26	$.41	$.31	$.81	$1.82	(D)

(A)	Represents revenues from discontinued operations which were previously included in rental revenues as previously reported.

(B)	Amounts have been adjusted to give effect to the Company’s discontinued operations.

(C)	Amounts have been restated to give effect to a new accounting pronouncement as discussed in Note 2.

(D)	Calculated on weighted average shares outstanding for the year.

NOTE 18- QUARTERLY FINANCIAL DATA (Continued)

	Quarter Ended
2008	March 31	June 30	Sept. 30	Dec. 31	Total For Year
Rental revenues as previously reported	$9,751	$9,686	$9,950	$10,954	$40,341
Reclassification of revenues (E)	(1,339)	(1,160)	(1,354)	(1,038)	(4,891)
Revenues	$8,412	$8,526	$8,596	$9,916	$35,450

Income from continuing operations(F)	$2,015	$3,594	$1,695	$2,329	$9,633
Income (loss) from discontinued operations (F)	764	(348)	773	(5,930)	(4,741)
Net income (loss)	$2,779	$3,246	$2,468	$(3,601)	$4,892

Weighted average number of common shares outstanding - basic and diluted	10,152	10,219	10,169	10,192	10,183

Net income per common share – basic and diluted:
Income from continuing operations	$.20	$.35	$.16	$.23	$.95	(G)
Income (loss) from discontinued operations	.07	(.03)	.08	(.58)	(.47	)(G)
Net income (loss)	$.27	$.32	$.24	$(.35)	$.48	(G)

(E)	Represents revenues from discontinued operations which were previously included in rental revenues as previously reported.

(F)	Amounts have been adjusted to give effect to the Company’s discontinued operations.

(G)	Calculated on weighted average shares outstanding for the year.

ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES

Schedule III - Consolidated Real Estate and Accumulated Depreciation
December 31, 2009
(Amounts in Thousands)

		Initial Cost To Company		Cost Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at December 31, 2009			Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Latest Income Statement is Computed (Years)
	Encumbrances	Land	Buildings	Improvements	Land	Buildings and Improvements	Total
Free Standing Retail Locations:
10 Properties – Note 1	$2,782	$19,929	$29,720	$-	$19,929	$29,720	$49,649	$1,491	Various	Various	40
11 Properties – Note 2	24,750	10,286	45,414	-	10,286	45,414	55,700	4,210	Various	04/07/06	40
Miscellaneous	65,228	29,677	100,509	1,010	29,677	101,519	131,196	18,868	Various	Various	40

Flex Buildings:
Miscellaneous	12,976	2,993	15,125	1,032	2,993	16,157	19,150	3,489	Various	Various	40

Office Buildings:
Parsippany, NJ	15,604	6,055	23,300	-	6,055	23,300	29,355	2,500	1997	09/16/05	40
Miscellaneous	15,596	3,537	13,688	2,574	3,537	16,262	19,799	3,307	Various	Various	40

Apartment Building:
Miscellaneous	4,142	1,110	4,439	-	1,110	4,439	5,549	2,509	1910	06/14/94	27.5

Industrial:
Baltimore, MD - Note 3	22,725	6,474	25,282	-	6,474	25,282	31,756	1,923	1960	12/20/06	40
Miscellaneous	11,591	4,777	18,263	956	4,777	19,219	23,996	2,794	Various	Various	40

Theater:
Miscellaneous	5,903	-	8,328	-	-	8,328	8,328	2,895	2000	08/10/04	15.6

Health Clubs:
Miscellaneous	9,221	2,233	8,729	2,731	2,233	11,460	13,693	2,300	Various	Various	40

Totals	$190,518	$87,071	$292,797	$8,303	$87,071	$301,100	$388,171	$46,286

Note 1 – These ten properties are retail office supply stores net leased to the same tenant, pursuant to separate leases.  Eight of these leases contain cross default provisions. They are located in eight states (Florida, Illinois, Louisiana, North Carolina, Texas, California, Georgia and Oregon) and no individual property is greater than 5% of the Company’s total assets.

Note 2 – These 11 properties are retail furniture stores covered by one master lease and one loan that is secured by crossed mortgages.  They are located in six states (Georgia, Kansas, Kentucky, South Carolina, Texas and Virginia) and no individual property is greater than 5% of the Company’s total assets.

Note 3 – Upon purchase of the property in December 2006, a $416,000 rental income reserve was posted by the seller for the Company’s benefit, since the property was not producing sufficient rent at the time of acquisition.  The Company recorded the receipt of this rental reserve as a reduction to land and building.

ONE LIBERTY PROPERTIES, INC. AND SUBSIDIARIES

Notes to Schedule III
 Consolidated Real Estate and Accumulated Depreciation

(a)	Reconciliation of "Real Estate and Accumulated Depreciation"
(Amounts In Thousands)

	Year Ended December 31,
	2009	2008	2007
Investment in real estate:

Balance, beginning of year	$387,595	$329,728	$380,111

Addition: Land, buildings and improvements	576	59,015	576

Deductions:
Cost of properties sold	-	(1,148)	(1)
Reclassification to “properties held for sale”	-	-	(50,542)
Rental reserve received (see Note 3 above)	-	-	(416)
Balance, end of year	$388,171	$387,595	$329,728
	(b)

Accumulated depreciation:
Balance, beginning of year	$38,389	$31,031	$28,270

Addition: Depreciation	8,467	8,470	7,958

Deduction:
Accumulated depreciation related to “properties held for sale”	(570)	(1,112)	(5,197)
Balance, end of year	$46,286	$38,389	$31,031

(b)	The aggregate cost of the properties is approximately $16,323 lower for federal income tax purposes at December 31, 2009.